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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 14th day of June, 2001, by and between BRIGHTSTAR US, INC. (the "Company"), a Florida corporation and a subsidiary of Brightstar Corp. ("Brightstar Corp.), a Delaware corporation, and DENISE GIBSON (the "Executive"). Brightstar Corp. is a party to this Agreement only for the provisions as set forth in Section 9 and
Section 22 herein.

      WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, on the terms and subject to the conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment as the President and Chief Operating Officer of the Company. Executive shall report solely and directly to the Board of Directors of the Company and the President and Board of Directors of Brightstar Corp.

      2. TERM. Subject to the terms and conditions herein, the term of this Agreement shall commence on July 16,2001 and extend for the period until termination as provided herein (such term of employment is herein referred to as the "Employment Period."

      3. DUTIES OF THE EXECUTIVE; LOCATION. The Executive shall be employed as the President and Chief Operating Officer of the Company or in such other capacity as may be determined by the Chairman or the Board of Directors of the Company (the "Board") with the consent of the Executive. The Executive shall exercise such executive duties, responsibilities and authority in relation to the business and affairs of the Company as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States and, shall exercise such duties, responsibilities and authority, consistent with the foregoing, as may from time to time be requested by the Board. Executive shall use her best efforts to improve and expand the business of the Company. Accordingly, and not by way of limitation, as the President and Chief Operating Officer of the Company, the Executive shall (a) establish the Company's operations in the Chicago area; (b) create and execute the strategy for the Company's entry into the United States market; (c) create and execute the ongoing business plan for the Company's United States operations; (d) provide executive leadership throughout Brightstar Corp.; (e) serve on the Brightstar Corp. and Company Boards of Directors as long .as existing shareholders have majority control; (f) perform all other executive functions normally associated with the positions of the President and Chief Operating Officer of the Company; and (g) perform other duties, responsibilities and exercise such other authority, consistent with the foregoing, as required by the Board. Executive shall perform all such duties and responsibilities in a trustworthy and

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businesslike manner, in compliance with all applicable laws, regulations and professional and ethical codes and shall devote her full working time and efforts (except for absences due to illness and appropriate vacations) to the business and affairs of the Company and the performance of the duties contemplated herein. It is understood that during the Employment Period, subject to any conflict of interest policies of the Company, Executive may (i) serve on the boards of directors of up to two (2) for-profit business enterprises, (ii) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere or conflict with her duties and responsibilities hereunder, and (iii) make and manage personal investments of her choice. While the Executive's principal place of employment shall be at the Company's principal executive offices to be located in the Chicago, IL area, it is understood that Executive will travel as necessary throughout North America and from time to time elsewhere around the world as required.

      4. COMPENSATION.

            4.1. Base Compensation. During the Employment Period, the Company shall pay the Executive an annual base salary (the "Base Compensation") which initially shall be at the annualized rate of Three Hundred Twenty Five Thousand Dollars and 00/100 ($325,000), payable in accordance with the Company's normal payroll policies (which policies may be changed by the Board from time to time in its sole discretion, but in no event shall payment be less frequently than monthly) and shall be subject to all appropriate withholding taxes. The Base Compensation shall be subject to review by the Board no less frequently than each twelve (12) months during the Employment Period and shall not be decreased at any time.

            4.2. Incentive Bonus Compensation. The Executive shall be eligible for incentive bonus compensation for each fiscal year of the Company. The incentive bonus compensation ("Incentive Bonus Compensation") shall be: (i) 1.5% of the net income of the Company for fiscal years 2001 and 2002 of the Company,
(ii) 2% of the net income of the Company for fiscal year 2003 of the Company, and (iii) 3% of the net income of the Company for fiscal years 2004 of the Company and fiscal years thereafter. Net income will be determined in accordance with generally accepted accounting principles as if the Company were a stand-alone entity. Net income will be net of federal and state income taxes and net of the Incentive Bonus Compensation. The Incentive Bonus Compensation will be payable no later than thirty (30) days after the issuance of the audited consolidated financial statements of Brightstar Corp.

            4.3. Restricted Shares . The Company hereby grants to the Executive restricted shares ("Shares") of common stock (the "Common Stock") of the Company, $.01 par value per share, equal to ten percent (10%) of the issued and outstanding shares of Common Stock of the Company, as of the date hereof, the Shares to vest as follows: (i) one-half (1/2) of the Shares to vest after the completion of one (1) year of continuous employment with the Company under this Agreement; (ii) one-fourth (1/4th) of the Shares to vest after the completion of two (2) years of continuous employment with the Company under this Agreement; and (iii) one-fourth (1/4th) of the Shares to vest after the completion of three
(3) years of continuous employment with the Company under this Agreement; provided, however, that the Shares shall vest, in their entirety, in the event of: (i) a Change in Control of the Company and/or Brightstar Corp. or (ii) a termination by the Company without Cause or a termination by the Executive for Good Reason. For purposes of this Agreement, a "Change in Control" means (i) any person, other than the

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Company, Brightstar Corp. or any of its affiliates, or an employee benefit plan established by the Board, acquires, directly or indirectly, the beneficial ownership of securities issued by the Company and/or Brightstar Corp. having fifty percent (50%) or more of the voting power of all of the voting securities issued by the Company and/or Brightstar Corp. in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or
(ii) the Company and/or Brightstar Corp. merges or consolidates with or transfers substantially all of its assets to another person other than Brightstar Corp. or any of its affiliates. The Shares do not confer on the Executive any right to employment by the Company, nor do they interfere in any way with (i) any right which the Company may have to terminate the employment or alter the duties of the Executive at any time consistent with the provisions herein; or (ii) any right which the Executive may have to terminate her employment at any time.

      5. EXPENSE REIMBURSEMENT. Upon submission of adequate documentation by the Executive, the Company shall reimburse the Executive for all reasonable expenses paid or incurred by her in the performance of the services contemplated hereunder in accordance with the Company's reimbursement policies as determined from time to time in the sole discretion of the Board. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board.

      6. EXECUTIVE BENEFITS; OPTIONS; VACATIONS. During the Employment Period, the Company shall provide the Executive with such benefits and perquisites, including, options, vacation time, as are similarly provided to executive officers of Brightstar Corp. on no less favorable a basis than the basis on which such benefits and perquisites, including options, are made available to executive officers of Brightstar Corp. The Company and Brightstar Corp. have the right, from time to time and in their sole discretion, to modify and amend the benefits provided to their executive officers, consistent with the provisions herein. It is understood that in no event shall vacation time for Executive be less than four (4) weeks each twelve (12) months during the Employment Period and that Executive shall be on vacation during the period August 11-26, 2001..

      7. TERMINATION.

            7.1. Termination by the Company. This Agreement may be terminated by the Company with or without Cause (as defined herein), and shall terminate upon the Executive's death or Disability (as defined herein), as follows:

                  7.1.1. Termination with Cause. The Company may terminate this Agreement with Cause by delivering a Termination Notice (as defined herein) to the Executive. "Cause" shall be deemed to exist if the Company determines that the Executive has: (i) been convicted of a felony, a crime involving moral turpitude or any other crime which, in the reasonable opinion of the Board, causes the Board to question the Executive's honesty, moral character or fitness to serve as the President and Chief Operating Officer of the Company, (ii) committed an act of fraud or dishonesty against the Company, (iii) engaged in drug or alcohol abuse which prevented the Executive from performing her duties in the manner contemplated by this Agreement, or (iv) materially breached this Agreement and failed to cure such breach within ten (10) business days of receiving written notice thereof from the Company or (v) committed any act(s) of gross misconduct injurious to the Company.

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                  7.1.2. Termination without Cause. The Company may terminate this Agreement without Cause by delivering a Termination Notice to the Executive.

                  7.1.3. Termination upon Death or Disability. This Agreement shall terminate upon (a) the Executive's death or (b) the Company's delivery of a Termination Notice notifying the Executive that this Agreement is to be terminated on account of the Executive's Disability. "Disability" shall be deemed to exist if the Executive is unable to perform her normal duties and responsibilities as contemplated hereunder for ninety (90) days or the eligibility waiting period under the Company's long term disability policy, whichever is greater, within any twelve (12) month period due to mental or physical incapacity. If the Company and the Executive disagree regarding the existence of a Disability, such disagreement shall be settled by the concurrence of two out of three licensed physicians (which shall be licensed psychiatrists if mental incapacity is involved). The Company and the Executive shall each designate one such physician not later than thirty (30) days after the Company delivers a Termination Notice to the Executive and the two physicians shall select a third physician not later than ten (10) days after the selection of the second physician. The three physicians shall issue a written determination of the status of the Disability not later than thirty (30) days after the selection of the third physician. The Company and the Executive shall each be responsible for all expenses associated with the physician selected by them and shall split the expenses associated with the third physician.

            7.2. Termination by the Executive. The Executive may terminate this Agreement with or without Good Reason (as defined herein) at her option by delivering a Termination Notice to the Company as follows:

                  7.2.1. Termination with Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Termination Notice to the Company. "Good Reason" shall be deemed to exist if the Executive determines that the Company has without her consent: (i) failed to continue the Executive in the position of President and Chief Operating Officer of the Company and/or Chief Operating Officer of Brightstar Corp., (ii) failed to continue the Executive on the Boards of Directors of the Company and Brightstar Corp. during the period in which existing shareholders have majority control, (iii) materially diminished the Executive's duties, responsibilities and/or authority,
(iv) changed the Executive's reporting relationship, (v) assigned duties or responsibilities to Executive which are materially inconsistent with the provisions herein, (vi) relocates or takes steps to relocate the principal executive offices of the Company outside the Chicago, IL area, or (vii) materially breached this Agreement and failed to cure any such material breach within ten (10) business days of receiving written notice thereof from the Executive.

                  7.2.2. Termination without Good Reason. The Executive may terminate this Agreement without Good Reason by delivering a Termination Notice to the Company.

            7.3. Termination Notice. Any termination of this Agreement by the Company or the Executive, except for termination due to the Executive's death, shall be communicated via written notice (the "Termination Notice") to the other party.

            7.4. Termination Date. "Termination Date" means the date on which this Agreement shall terminate, effective upon the first to occur of the following:

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                  7.4.1. If the Executive's employment is terminated by the
Company with Cause pursuant to Section 7.1.1 or without Cause pursuant to
Section 7.1.2 hereof, or for "Disability" pursuant to Section 7.1.3 hereof, the date on which the Company delivers a Termination Notice to the Executive.

                  7.4.2. If the Executive's employment is terminated upon the Executive's death pursuant to Section 7.1.3 hereof, the date of the Executive's death; or

                  7.4.3. If the Executive's employment is terminated by action of the Executive with or without Good Reason pursuant to Sections 7.2.1 or 7.2.2 hereof, the date fifteen (15) days after the Executive delivers a Termination Notice to the Company.

            7.5. Effects of Termination.

                  7.5.1. If this Agreement is terminated by the Company with Cause pursuant to Section 7.1.1 hereof, the Executive shall only be entitled to receive (i) her Base Compensation to the extent accrued and unpaid as of the Termination Date, (ii) the payments specified in Section 7.5.7 hereof and (iii) the Shares of common stock of the Company which have vested as of the Termination Date.

                  7.5.2. If this Agreement is terminated by the Company without Cause pursuant to Section 7.1.2 hereof, the Executive shall only be entitled to receive (i) her Base Compensation for the twelve (12) months following the Termination Date occurring during the first three (3) years of the Employment Period or for the six (6) months following the Termination Date occurring thereafter, and (ii) the payments specified in Section 7.5.7 hereof, (iii) vesting, in their entirety, of the Shares of common stock of the Company, (iv) a pro-rata portion of the Incentive Bonus Compensation for the fiscal year during which termination occurs, (v) medical benefits continuation for the Executive and her eligible dependents for twelve (12) months at active employee contribution rates, and (vi) executive level career transition assistance by a firm selected by Executive and paid for by the Company. If this Agreement is terminated by the Company (or its successor) without Cause pursuant to Section
7.1.2 hereof within twenty-four (24) months following a Change in Control which occurred during the first three (3) years of the Employment Period, Executive shall be entitled to receive the monies and benefits specified hereinabove, except that the amount of the Base Compensation and Incentive Bonus Compensation shall be doubled and shall be paid in a single lump sum amount within thirty
(30) days following her Termination Date.

                  7.5.3. If this Agreement is terminated by the Executive without Good Reason during the forty-five (45) day period following the one (1) year anniversary of a Change in Control, the Executive shall be entitled to receive the monies and benefits specified in Section 7.5.2 in through vi hereinabove.

                  7.5.4. If this Agreement is terminated upon the Executive's death or Disability pursuant to Section 7.1.3 hereof, the Executive or the Executive's estate, as applicable, shall only be entitled to receive (i) the Executive's Base Compensation through the Termination Date and (ii) the payments specified in Section 7.5.7 hereof.

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                  7.5.5. If this Agreement is terminated by action of the
Executive pursuant to Section 7.2.1 hereof, the Executive shall only be entitled to receive (i) her Base Compensation for the twelve (12) months following the Termination Date occurring during the first three (3) years of the Employment Period or for the six (6) months following the Termination Date occurring thereafter, (ii) the payments specified in Section 7.5.7 hereof, (iii) vesting, in their entirety, of the Shares of common stock of the Company, (iv) a pro-rata portion of the Incentive Bonus Compensation for the fiscal year during which termination occurs, (v) medical benefits continuation for the Executive and her eligible dependents for twelve (12) months at active employee contribution rates, and (vi) executive level career transition assistance by a firm selected by Executive and paid for by the Company. If this Agreement is terminated by the Executive for Good Reason pursuant to Section 7.2.1 hereof within twenty-four
(24) months following a Change in Control which occurred during the first three
(3) years of the Employment Period, Executive shall be entitled to receive the monies and benefits specified hereinabove, except that the amount of the Base Compensation and Incentive Bonus Compensation shall be doubled and shall be paid in a single lump sum amount within thirty (30) days following her Termination Date.

                  7.5.6. If this Agreement is terminated by action of the Executive pursuant to Section 7.2.2 hereof, the Executive shall only be entitled to receive (i) her Base Compensation to the extent accrued and unpaid as of the Termination Date, (ii) the payments specified in Section 7.5.7 hereof, and (iii) Shares of common stock of the Company which have vested as of the Termination Date.

                  7.5.7. In the event that the Executive's employment is terminated in accordance with the provisions of Section 7 of this Agreement, the Executive shall be entitled to: (i) be reimbursed for all expenses which, are properly reimbursable under Section 5 hereof and which were actually incurred as of the Termination Date, (ii) the balance of any Incentive Bonus Compensation earned for a prior fiscal year but not yet paid, (iii) a lump sum payment in respect to any accrued but unused vacation days, (iv) vested benefits and/or vested options in accordance with the Company's or Brightstar Corp.'s employee benefit plans and/or option plans covering Executive, and (v) any employee benefit continuation or conversion rights in accordance with the Company's or Brightstar Corp.'s employee benefit plans covering Executive.

                  7.5.8. Any amounts due under this Section 7 may be set off against any amounts owed to the Company by the Executive. Any and all benefits that the Executive was otherwise entitled to receive pursuant to Section 6 hereof shall terminate on the Termination Date, except as otherwise provided hereto.

                  7.5.9. Except as otherwise provided herein, any payments of Base Compensation to be made pursuant to Section 7.5 hereof shall be made in accordance with the Company's normal payment schedules.

                  7.5.10. In the event of any termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

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      8. CONFIDENTIALITY; NON-SOLICITATION.

            8.1. Confidential Information. All information relating to the Company or its Affiliates (as defined herein) to which the Executive is given access or is made available, or which was previously given or made available to the Executive, is hereinafter referred to as "Confidential Information." Confidential Information shall include, without limitation, all methods and systems, software, names and addresses of customers, suppliers' prices, technical memoranda, research reports, designs and specifications, new product and service developments, trademarks or service marks, comparative analyses of competitive products, services and operating procedures and other information, data, documents, technology, know how, processes, trade secrets, contracts, proprietary information, historical and projected financial information, operating data and organizational and cost structures, now or hereafter existing or previously developed or acquired, regardless of whether any such information, data or documents qualify as "trade secrets" under applicable law (collectively, the "Confidential Information"). Because the secrecy of the Confidential Information gives the Company and its Affiliates a significant competitive business advantage, the Executive acknowledges and agrees that the Confidential Information shall, at all times, be kept in strict confidence by the Executive and that the Executive shall not, directly or indirectly, during or after the term of this Agreement, except as required by law, with the prior written consent of the Company, or when such Confidential Information is otherwise generally available to the public, (a) disclose to any person or entity any Confidential Information without the express written consent of the Company which may be withheld in its sole discretion, or (b) use any Confidential Information for her own benefit or purposes, for the benefit or purposes of any other person or entity or in any manner other than for the benefit of, and in the course of, the Executive's employment by the Company and in furtherance of the Company's and the Affiliates' (if any) business. As used herein, the term "Affiliate" means any corporation, partnership or other business entity which controls, is controlled by or is under common control with, the Company. If the Executive is required in any civil or criminal legal proceeding, regulatory proceeding or any similar process to disclose any part of the Confidential Information, the Executive shall give prompt notice of such request to the Company so that the Company may seek an appropriate protective order or waive the Executive's compliance with, the provisions of this Section 8.1.

            8.2. Return of Confidential Information. If this Agreement terminates or expires for any reason or the Company requests the return of the Confidential Information, all Confidential Information, including, without limitation, all copies of all documents and other materials which the Executive has received, prepared or otherwise been given access to, shall be promptly returned to the Company, along with a certificate signed by the Executive that all such information has been returned, and that none of the Confidential Information has been retained by the Executive in any form.

            8.3. Non-Compete. During the Employment Period and for a period of one (1) year thereafter (the "Non-Compete Period"), without the prior written consent of the Company, which consent may be withheld in its sole discretion, the Executive may not, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any person or entity engaged in any business which business is the same or similar to or competitive with that of the Company or any of its Affiliates, as determined by the Board; provided, however, that the

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Executive may own up to five percent (5%) passive equity interest in any publicly-traded company without violating this Section 8.3.

            8.4. Nonsolicitation of Executives and Customers. The Executive shall not at any time during the Employment Period and for a period of one (1) year thereafter (the "Nonsolicitation Period"), without the prior written consent of the Company, which consent may be withheld in its sole discretion, directly or indirectly, for herself or for any other person (a) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the Company or any of its Affiliates (if any), unless such employee or former employee has not been employed by the Company or any of its Affiliates (if any) for a period in excess of six (6) months and (b) call on or solicit any of the actual or prospective customers of the Company or any of its Affiliates (if any) in the United States, Mexico or Latin America with respect to any matters related to or competitive with the business of the Company or any of its Affiliates.

            8.5. Injunction. The parties hereto acknowledge and agree that a breach by the Executive of any of the covenants and agreements contained in this
Section 8 will cause irreparable harm and damage to the Company, the monetary amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, without the posting of a bond, to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants and agreements contained in this Section 8 by the Executive or any of her affiliates, associates, partners or agents, either directly or indirectly. Any right to an injunction hereunder shall be cumulative and in addition to whatever other remedies to which the Company is or may be entitled.

      9. DUTIES OF THE EXECUTIVE FOR BRIGHTSTAR CORP. During the Term of this Agreement, the Executive shall serve as the Chief Operating Officer of Brightstar Corp. without any other additional compensation. As Chief Operating Officer of Brightstar Corp., Executive shall exercise such executive duties, responsibilities and authority in relation to the business and affairs of Brightstar Corp. as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States and, shall exercise such duties, responsibilities and authority, consistent with the foregoing, as may from time to time be requested by the Board of Directors of Brightstar Corp.

      10. BOOKS AND RECORDS. All books, records, documents, accounts and other materials of any kind regarding the Company or any of its Affiliates (if any), including, without limitation, marketing materials, electronic mail, and computer files, tapes and discs, and all copies, summaries or extracts of any such materials, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President or the Board. The Executive's obligations under this Section 10 shall exist whether or not any of these materials contain Confidential Information. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith.

      11. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by (a) certified mail, return receipt requested, (b) recognized overnight delivery service, or (c) hand delivery to the following addresses:

To the Company:                    Brightstar US, Inc.
                                   2701 N. W. 107th Avenue
                                   Miami, Florida 33172
                                   Attention:      Marcelo Claure
                                                   Chairman

              With a copy to:           Clayton E. Parker, Esq.
                                        Kirkpatrick & Lockhart LLP
                                        201 South Biscayne Boulevard
                                        Miami Center - 20th Floor
                                        Miami, Florida 33131

              To the Executive:         Denise Gibson
                                        23455 Chesapeake Drive
                                        Kildeer,IL 60047

or to such other address as either party may designate by means of a notice complying with the terms of this Section 10. Each such notice shall be deemed delivered on the date the return receipt is signed, delivered or refused or the notice is designated by the postal authorities as not deliverable, if mailed, or on the date delivered to the addressee or an authorized representative of the addressee if by overnight delivery service or hand delivery.

      12. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

      13. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its successors and permitted assigns. Notwithstanding, this Agreement and all of the rights and obligations hereunder shall not be assignable by the Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a reconstruction, amalgamation, merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any reconstruction, amalgamation, merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

      14. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior understandings, discussions or

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agreements (both written or oral) between the Company and the Executive with respect to the subject matter hereof. This Agreement may not be modified or amended except by the mutual written agreement of both parties hereto.

      15. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on there being valid in law, and, in the event that any one or more words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word, phrase, sentence, clause or Section had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

      16. WAIVER. The waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

      17. SURVIVAL. The parties hereto specifically acknowledge and agree that all of the provisions of Sections 8, 10, 12, 21, and 22, and such other provisions of this Agreement shall survive (a) the expiration of the Employment Period of this Agreement or (b) the termination of this Agreement for any reason, as necessary to carry out the intentions of the parties expressed herein.

      18. CAPTIONS. The captious of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

      19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

      20. RESOLUTION OF DISPUTES. Any claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or any of its affiliates, the Executive's employment with the Company or the termination thereof (collectively, "Covered Claims") shall (except as otherwise provided in Section 8.5 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Associate and this Section 20. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly and currently pay one half of all documented costs and expenses (including, without limitation, reasonable attorneys' fees and other charges of counsel) incurred by the Executive or her beneficiaries in resolving any such Covered Claim, subject to the Executive contemporaneously also paying her one-half share and also subject to the Company receiving a written undertaking from the recipient to repay any such reimbursed costs or expenses to the extent that the recipient fails to substantially prevail with respect to such Covered Claim. Pending the resolution of any Covered Claim, the Executive

(and her beneficiaries) shall continue to receive all undisputed payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrator(s) otherwise provide.

      21. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless to the fullest extent permitted by law and under the bylaws of the Company, as permitted by law, as, to and from any and all costs, expenses (including reasonable attorneys' fees, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) or damages incurred by the Executive as a result of any claim, suit, action or judgment arising out of the activities of the Company, Brightstar Corp. or the Executive's activities as an employee, officer or director of the Company and/or Brightstar Corp.

      22. GUARANTEE. Brightstar Corp. hereby guarantees the obligations of the Company hereunder.

      IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

DENISE GIBSON                                   BRIGHTSTAR US, INC.

EXECUTIVE                                       THE COMPANY

/s/ Denise Gibson                               By: /s/ R. Marcelo Claure
---------------------------                        ----------------------------
                                                Name: R. MARCELO CLAURE
                                                Its: CEO

                                                BRIGHTSTAR CORP.

                                                By: /s/  R. Marcelo Claure
                                                   ----------------------------
                                                Name: R. MARCELO CLAURE
                                                Its: PRESIDENT & CEO